As filed with the Securities and Exchange Commission on April ___, 2000
                                        Registration Statement No. ________
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               FAMOUS FIXINS, INC.
             (Exact name of registrant as specified in its charter)

                  NEW YORK                                 13-3865655
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

       250 W. 57th Street, Suite 1112, New York, New York      10107
            (Address of principal executive offices)        (Zip Code)

                  Issuer's telephone number:  (212) 245-7773

                     Consulting Agreement with Matthew Markin
                     Consulting Agreement with Edward DeFudis
                     Employment Agreement with Jody King-Cheifetz
                              (Full Title of Plans)

                                  Jason Bauer
                     Chief Executive Officer and President
                               Famous Fixins, Inc.
                          250 W. 57th Street, Suite 1112
                            New York, New York  10107
                     (Name and address of agent for service)

                                 (212) 245-7773
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


=============================================================================================
                                               Proposed       Proposed
                                               Maximum        Maximum
Title of Each                                  Offering       Aggregate
Class of Securities          Amount to be      Price Per      Offering       Amount of
To be Registered             Registered        Share(1)       Price(1)       Registration Fee
---------------------------------------------------------------------------------------------
common stock..............     500,000         $0.57          $285,000       $ 75.24
common stock underlying...     504,000         $0.57          $287,280       $ 75.84
  options
---------------------------------------------------------------------------------------------
TOTAL                        1,004,000         $0.57          $572,280       $151.08
=============================================================================================

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high ask and low bid prices of $0.57 for the common stock on March 31, 2000.

                                  EXPLANATORY NOTE

      Famous Fixins, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 500,000 shares of common stock and 504,000 shares of common stock underlying options issued to three selling stockholders.

      Under cover of this Form S-8 is a Reoffer Prospectus we prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for the resale of up to 1,004,000 shares of common stock acquired by the selling stockholders.

                                   PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      We will send or give the documents containing the information specified in Part I of Form S-8 to consultants and an employee as specified by SEC Rule 428(b)(1) under the Securities At. We do not need to file these documents with the SEC either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

                               REOFFER PROSPECTUS

--------------------------------------------------------------------------------

                               FAMOUS FIXINS, INC.

                                      -----

                         500,000 shares of common stock
               504,000 shares of common stock underlying options

                                      -----

      This prospectus relates to the sale of a total of up to 1,004,000 shares of common stock of Famous Fixins, Inc., a New York corporation, of which:

            - 500,000 shares of restricted common stock can be resold; and
            - 504,000 shares of common stock can be resold upon exercise of
              504,000 options.

      The shares of common stock offered are being sold by the selling stockholders. The shares are restricted securities under the Securities Act before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders to the public without restriction.

      We will not receive any of the proceeds from the resale of the shares of common stock by the selling stockholders.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "FIXN".

                                      -----

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                      -----

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

                                      -----

               The date of this Prospectus is April __, 2000.

                              TABLE OF CONTENTS

Where You Can Find More Information                                       2
Documents Incorporated by Reference                                       2
The Company                                                               3
Risk Factors                                                              4
   We began operations in 1997 and we may not be profitable or generate cash from operations in the future as we grow
      our business                                                        4
   We sell many of our products in geographic markets associated with the celebrity endorser and we may experience  a limited market
      for our food products                                               4
   We depend on celebrity endorsements for the promotion of our
      products                                                            5
   We depend on endorsement agreements with celebrities and need to
      protect proprietary rights from infringement                        5
   Our success depends on consumer recognition of our celebrity endorsed products and their acceptance of our products because
      we do not conduct large marketing campaigns                         5
   We rely on a third party distributor to directly ship our products to supermarket, and where direct distribution is not possible,
      the costs of our products to consumers will be higher               6
   We rely on a third party to manufacture our products                   6
   Our business of selling food products could expose us to tremendous liability for which we may need to increase our insurance coverage 6 We do not have written employment agreements with all of our key employees and we may not be able to retain the key personnel we
      need to succeed                                                     6
   Our sale of debentures that are convertible into common stock at below the market price of our common stock will have a dilutive
      impact on our stockholders                                          7
   As debenture holders convert and sell their common stock, the resulting decrease in market price of the common stock may permit them to convert debentures into a great number of shares which
      could further decrease the market price                             9
   The decrease in the price of our common stock as debenture holders convert could encourage short sales, which could result in
      further reductions in the price of our common stock                 9
   The conversion of the debentures may result in substantial dilution to the holders of common stock since the debenture holders may ultimately convert and sell the full amount issuable on
      conversion                                                          9
   We do not know the precise number of common stock shares issuable upon conversion of the debentures because the conversion price
      is linked to the future market price of the common stock           10
   Penny stock regulation                                                10
   Year 2000 issues may affect us                                        11
Material Change                                                          12
Use of Proceeds                                                          12
Selling Stockholders                                                     13
Plan of Distribution                                                     14
Description of Our Securities                                            16
Legal Matters                                                            21
Experts                                                                  21
Indemnification                                                          21

===============================================================================

      You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this Reoffer Prospectus. You must not rely upon any unauthorized information. This Reoffer Prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is not complete and may be changed. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

===============================================================================

                             FAMOUS FIXINS, INC.


                         500,000 shares of common stock
               504,000 shares of common stock underlying options

===============================================================================

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048, and in Chicago, Illinois at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's web site at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them into this Reoffer Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

      We incorporate by reference the documents listed below and any future filings made with the SEC:

            (a) our annual report on Form 10-KSB for the fiscal year ended December 31, 1999;

            (b) our registration statement on Form 10-SB, as amended, originally filed on September 1, 1999; and

            (b)   all of our other reports filed pursuant to
                  Section 13(a) or 15(d) of the Exchange Act for the past twelve months.

      All documents filed by us, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing such documents.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            Jason Bauer, President
            Famous Fixins, Inc.
            250 West 57th Street, Suite 1112
            New York, NY 10107
            212-245-7773

      You should rely on the information incorporate by reference or provided in this Reoffer Prospectus or any supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of the document.

                                          THE COMPANY

      We are a New York corporation known as Famous Fixins, Inc.
We are a promoter and marketer of celebrity and athlete licensed food products for sale in supermarkets, mass merchandisers, drug chains, specialty stores and over the Internet. Our plan is to develop, market and sell specialty products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. We create food products which include a line of breakfast cereals endorsed by high profile athletes and a line of salad dressings. We promote and market our products directly to supermarket chain stores. We also operate an electronic commerce site from which our products may be purchased. We utilize a nationwide network of food brokers to distribute our products in supermarket chains, mass-merchandisers, drug stores, restaurants and specialty retail stores throughout the United States. We enlist third party manufacturers to produce our food products.

      Our executive office is located at 250 West 57th Street, Suite 1112, New York, New York 10107. Our telephone number is 212-245-7773.

                                 RISK FACTORS

      You should carefully consider the risks described below before making an investment. Although the factors identified below are important factors, those are not the only ones facing us. If any of the following risks actually occur, our actual results could differ significantly, and the trading price of our common stock could decline, and you may lose all or part of your investment. We have identified all of the material risks which we believe may affect our business and make an investment one of high risk, and the principal ways in which we anticipate that they may affect our business or financial condition.

WE BEGAN OPERATIONS IN 1997 AND WE MAY NOT BE PROFITABLE OR GENERATE CASH FROM OPERATIONS IN THE FUTURE AS WE GROW OUR BUSINESS.

      We began our sales operations in March 1997 and we have a limited operating history upon which you can base an evaluation of our performance.
As we grow our business and try to bring new products to market, we may encounter substantial operating losses due to increased promotional and marketing expenses and the payments of cash advances under license agreements. We experienced losses in 1997 and 1999, our first two years of operations, primarily due to start-up costs, slowly developed marketing and distribution operations and the lack of sufficient licenses from celebrities for the use of their names and reputations in promoting food products. We were also hampered by an insufficient amount of credit and financing. We operated at a loss in 1999. In 1999, we expanded our product line to include breakfast cereals endorsed by several professional athletes. While our revenues was significantly higher in 1999, as compared to prior years, the cost of goods sold and operating expenses were also significantly higher in 1999. As we enter into new licenses with celebrities and promote new products, we expect to incur operating losses and net losses for as we incur additional costs associated with obtaining new celebrity endorsements, development of new food products, entry into new markets, and the expansion of our administrative, operational, marketing and sales organizations. Because we intend to focus our future products on new lines of food products that we have not previously developed, we do not know how our financial condition will be affected. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable.
Even if we become profitable, we may be unable to sustain our profitability.

WE SELL MANY OF OUR PRODUCTS IN GEOGRAPHIC MARKETS ASSOCIATED WITH THE CELEBRITY ENDORSER AND WE MAY EXERPIENCE A LIMITED MARKET FOR OUR FOOD PRODUCTS.

      To date, we have had limited sales of our food products as compared to our national competitors. Poor sales of our products will decrease our gross margins. We cannot assure you that an adequate market exists for our products. For many of our cereal products, we sell the products only in the markets where we believe a demand may exist. Even with the endorsements of high profile athletes, if an adequate market were to develop, we cannot assure you that we will be able to compete successfully in that market. If such a market fails to develop, our products may be discontinued based upon poor sales. Due to our limited operating history and limited lines of products, some supermarket chains, especially in rural markets, may initially choose not to carry our products until such products develop a certain market share, which may further hinder our efforts to develop a market for our products.

WE DEPEND ON CELEBRITY ENDORSEMENTS FOR THE PROMOTION OF OUR PRODUCTS.

      Since we develop and market products utilizing the names and reputations of various celebrities, attracting well-recognized celebrities with whom we can develop food products for endorsement and promotion is essential to our growth and success. If we cannot sign more celebrities, we cannot introduce new food products and increase our breath of products, which will not see an increase our revenues. We cannot assure you that we will be able to attract and retain celebrities to endorse any of our products, or if retained, that the reputations of various celebrities will not become untarnished or unfavorable in the future. Even with endorsement and promotion by celebrities, we cannot assure you that we can successful develop and market such products. In addition, because we enter short term license arrangements with celebrities, we need to enter many license arrangements with numerous celebrities to develop a range of product offerings. We expect to incur significant operating expenses associated with the development and marketing of new products for new celebrities.

WE DEPEND ON ENDORSEMENT AGREEMENTS WITH CELEBRITIES AND NEED TO PROTECT PROPRIETARY RIGHTS FROM INFRINGEMENT.

      Our future success depends in part upon our ability to use the name and likeness of celebrities. We may enter endorsement agreements with various celebrities that include issuance of our securities, such as warrants to purchase our common stock, and an up-front cash payment. Many of our agreements with celebrities are short-term in duration and have no guaranteed renewal terms. Because we depend on endorsement agreements, certain financial terms that we agree to with various celebrities may be financially generous to certain celebrities, and we may have to pay the financial arrangements even if we later decide not to bring certain products to the market. We seek to protect our intellectual property rights and to limit access to our proprietary information through a combination of copyrights, and nondisclosure and licensing arrangements, all of which, even if available, afford only limited protection. We cannot assure you that that the steps we take to protect our intellectual property rights will be adequate to prevent misappropriation of our intellectual property rights. We face certain risks because we are a licensee of the names and likenesses of certain celebrities, and we are not the owner of certain intellectual property rights. If we fail to use the name and likenesses of celebrities properly under the terms of the applicable license agreements, those celebrities and other potential celebrity endorser may not seek to conduct business with us in the future. If we cannot secure and protect third party rights or consents, our ability to market and promote our products will be greatly hampered.

OUR SUCCESS DEPENDS ON CONSUMER RECOGNITION OF OUR CELEBRITY ENDORSED PRODUCTS AND THEIR ACCEPTANCE OF OUR PRODUCTS BECAUSE WE DO NOT CONDUCT LARGE MARKETING CAMPAIGNS.

      Food products that we develop and promote may be based on the professional, personal and cultural background of celebrities, and there can be no assurance that consumers will like our products, or that a significant market will develop for any product line developed by us. In addition, consumers may not be aware of our products because we do have not resources to conduct large advertising campaigns. Our plans include marketing efforts intended to create public awareness. These must be repeated often to build a base of loyal consumers. All supermarket chains require a slotting fee to be paid for authorizing our products for sale. There are no written agreements with any supermarkets providing for a term certain or any other commitments for sales of our products.

WE RELY ON A THIRD PARTY DISTRIBUTOR TO DIRECTLY SHIP OUR
PRODUCTS TO SUPERMARKET, AND WHERE DIRECT DISTRIBUTION IS NOT POSSIBLE, THE COSTS OF OUR PRODUCTS TO CONSUMERS WILL BE HIGHER.

      We presently use direct distribution for most of our current business, whereby our products are shipped directly from the manufacturing facility to warehouses operated by supermarket chains. Crown Prince, Inc. provides us with services related to the distribution of our products. Under the marketing agreement, Crown Prince manages the distribution of our food products in supermarkets and specialty stores throughout the country. Where direct distribution cannot be achieved, we intend to utilize a direct store delivery distribution method, whereby we will have the product shipped to an independent distribution company who will be responsible for delivery to stores. The indirect distribution method will increase our distribution costs by about 30%, which we will pass by increasing the retail price to the consumer. Any delays in establishing efficient distribution of our products may have a material adverse affect on our business operations.

WE RELY ON A THIRD PARTY TO MANUFACTURE OUR PRODUCTS.

      We engage third-party manufacturers to produce our products according to the specifications and product formulas provided by us. Manufacturing facilities are subject to regulations promulgated by the FDA. The FDA and state regulatory agencies inspect the facilities of manufacturers on a routine basis for regulatory compliance. We cannot assure you that the third-party manufacturer can satisfy these requirements.

OUR BUSINESS OF SELLING FOOD PRODUCTS COULD EXPOSE US TO TREMENDOUS LIABILITY FOR WHICH WE MAY NEED TO INCREASE OUR INSURANCE COVERAGE.

      The marketing and sales of food products could expose us to certain types of litigation, including product liability claims allegedly resulting from the use or consumption of such products, which might be made by consumers against us, the manufacturer, the distributor or the stores which sell our products. Such litigation claims could have a material adverse affect on our business, prospects, financial condition or results of operations by reducing or eliminating demand for our products. Under license agreements with celebrities, we have agreed to maintain adequate liability insurance coverage. Our current coverage is for $8 million. We have not faced a lawsuit related to our food products, so we cannot assure you that the coverage will be adequate to protect us against claims as we market more products, we will need to increase our coverage. We cannot assure you that sufficient insurance coverage will be available to us on acceptable terms.

WE DO NOT HAVE WRITTEN EMPLOYMENT AGREEMENTS WITH ALL OF OUR KEY EMPLOYEES AND WE MAY NOT BE ABLE TO RETAIN THE KEY PERSONNEL WE NEED TO SUCCEED.

      We are highly dependent on our present management to implement our business strategies. But, since we elected not have employment agreements with all of our officers or other employees, we could lose their services at any time. We only have a written employment agreement with Jason Bauer, who founded our predecessor, Famous Fixins, Inc. as a New York corporation in 1995 and served as our President and Chairman of the Board of Directors from its inception until we acquired that company in 1998. He now is our Chief Executive Officer, President and Chairman of the Board of Directors.
Michael Simon presently serves as Vice President and a director of our company. We do not have a written employment agreement with him. Mr. Simon previously has worked as a publicist for many actors. We rely on Mr. Simon's contacts with the entertainment industry for promoting our products and for
developing relationships with celebrities.    We will need more personnel in
management, sales and marketing positions as our operations increase. Competition for qualified employees is intense. Consequently, we may not be successful in attracting, training and retaining the people we need.

OUR SALE OF DEBENTURES THAT ARE CONVERTIBLE INTO COMMON STOCK AT BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

      We have sold convertible debentures that will have a dilutive impact on our stockholders. In October 1999, we sold 5% debentures with a principal amount of $550,000 that are convertible into common stock at a discount to the then-prevailing market price of our common stock. We presently have 5% debentures with a principal amount of $200,000 outstanding and we issued 1,810,563 shares of common stock upon the conversion of a principal amount of $350,000. In March 2000, we sold debentures with a principal amount of $1,000,000 that are convertible into common stock at a fixed conversion rate of $.40 per share.

      The conversion for the 5% debentures is set at the lower of 80% of the market price of our common stock at the time of conversion or $.55. As long as the market price of our common stock is $.6875 or lower, the holders of 5% debentures are entitled to convert at a 20% discount. If the market price of our common stock exceeds $.6875, the holders are entitled to convert at $.55, which could represent a discount of substantially more than 20% depending on the prevailing market price of our common stock. Discounted sales resulting from the conversion of the debentures could have an immediate adverse effect on the market price of the common stock.

      The table below assumes that we have 12,470,888 shares of common stock presently outstanding in calculating the 9.9% and the percentage of class after conversion. The table illustrates how the conversion would work for the conversion of the principal amount of $200,000 debentures held by the debenture holder who already owns 810,563 shares of common stock

                                           Shares        Shares     Percentage
Principal            80% of   Applicable   Issuable at   Issuable   of Class
Debenture   Market   Market   Conversion   Conversion    at 9.9%    After
Amount      Price    Price    Price        Price         Limit      Conversion
------------------------------------------------------------------------------

$200,000    $.25     $.20     $.20         1,000,000     470,649    9.9%
$200,000    $.50     $.40     $.40           500,000     470,649    9.9%
$200,000    $.6875   $.55     $.55           363,636     363,636    9.1%
$200,000    $1.00    $.80     $.55           363,636     363,636    9.1%

      The table illustrates that if the market price of our common stock is $.6875 per share or more, the applicable conversion rate is $.55, since the conversion rate must be the lower of the 80% of the market price or $.55. If the market price is less than $.6875 per share, then the conversion price is 80% of the market price.

      The table illustrates that at the conversion price of $.20, the number of shares issued upon conversion of $200,000 debentures would not be 1,000,000 shares but 470,649 shares. This occurs because the maximum number of shares of common stock that may be received upon conversion is 9.9% of our then-outstanding common stock. However, if we had 20,000,000 shares of common stock outstanding, all 1,000,000 shares would be issued since the holder would own only 1,810,563 or 8.6% of our outstanding common stock after the conversion. Further, this limit does not prevent a selling stockholder from converting a portion of its debenture into a number of shares less than 9.9% of our common stock, then selling those shares, and then converting the remainder of the debenture.

      We have outstanding convertible debentures with a $1,000,000 principal amount due March 13, 2005. The three holders of the convertible debentures are entitled to convert the debentures into shares of common stock. The conversion price is $0.40 per share. However, the maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock.

      The table below assumes that we have 12,470,888 shares of common stock presently outstanding in calculating the 9.9% and the percentage of class after conversion. The table illustrates how the conversion would work for the conversion of the principal amount of:

            - $250,000 debentures held by the holder who already owns 500,000 shares of common stock;
            - $350,000 debentures held by the holder who already owns 500,000 shares of common stock; and
            - $400,000 debentures held by the holder who does not presently own any shares of common stock.

Holder of      Shares              Number of         Shares         Percentage
Principal      Issuable at         Shares            Issuable       of Class
Debenture      Conversion          Owned Before      at 9.9%        After
Amount         Price of $0.40      Conversion        Limit          Conversion
------------------------------------------------------------------------------

$250,000         625,000           500,000             625,000      8.6%
$350,000         875,000           500,000             815,336      9.9%
$400,000       1,000,000                 0           1,000,000      7.4%

      The table illustrates that at the conversion price of $0.40, the holder of $350,000 debentures who already owns 500,000 shares of common stock would be able to convert its debentures into only 815,336 shares rather than 875,000. This occurs because the maximum number of shares of common stock that may be received upon conversion is 9.9% of our then-outstanding common stock. However, if we had 20,000,000 shares of common stock outstanding, the holder of the $350,000 debentures would be able to convert its debentures into 875,000 shares of common stock since the holder would then own 1,375,000 shares of common stock or 6.6% of our common stock after the conversion.

      Under the agreements for the convertible debentures, we were obligated to prepare and file a registration statement under the Securities Act of 1933 for shares of common stock issuable upon the conversion of the convertible debentures and the warrants within 15 days of our filing of our Form 10K-SB for the year ended December 31, 1999. If the registration statement is not timely filed with the SEC by the required filing date, the registration statement is not declared effective by the SEC within 90 days of the required filing date or five days of clearance by the SEC to request effectiveness, but in no event later than July 15, 2000, the registration statement is not maintained as effective by us for the requisite period, or the additional registration statement is not filed within thirty days or declared effective within ninety days, then we are to pay each holder of the convertible debentures and warrants, as liquidated damages, one percent of the aggregate market value of shares of common stock purchaseable or purchased from Famous Fixins and held by the holder for the first month of such default, and two percent for each month of default thereafter until such registration statement has been filed, and in the event of late effectiveness or lapsed effectiveness, one percent of the aggregate market value of shares of common stock purchaseable or purchased from Famous Fixins and held by the holder for the first month of such default and two percent for each month of default thereafter until such registration statement has been declared effective. The liquidated damages are not to exceed $50,000 per month. We have agreed with the holders that each will hold harmless the other against any losses, claims, damages or liabilities, joint or several, including all reasonable costs of defense and investigation and all reasonable attorneys' fees and expenses, to which they may become subject based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus, or based upon the omission or alleged omission to state therein a material fact, unless the misleading or omitted information was provided by the other in connection with the preparation of the registration statement or prospectus.

AS DEBENTURE HOLDERS CONVERT AND SELL THEIR COMMON STOCK, THE RESULTING DECREASE IN MARKET PRICE OF THE COMMON STOCK MAY PERMIT THEM TO CONVERT DEBENTURES INTO A GREAT NUMBER OF SHARES WHICH COULD FURTHER DECREASE THE MARKET PRICE.

      The resulting decrease in the market price of our common stock as the holders of debentures convert and sell their shares of common stock could permit the selling stockholder to convert their debentures into a greater number of shares of common stock, as illustrated in the table above. As more debentures are converted into common stock and sold, a further downward pressure on the price of the common stock is likely to occur. This downward pressure on the common stock is likely to occur until substantially all of the debentures are sold and converted.

THE DECREASE IN THE PRICE OF OUR COMMON STOCK AS DEBENTURE HOLDERS CONVERT COULD ENCOURAGE SHORT SALES, WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK.

      As debenture holders elect to convert and sell the common stock, the downward pressure on the price of the common stock could cause further reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of the stock by the selling stockholder or by other stockholders. Material amounts of short selling could place further downward pressure on the market price of the common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, the seller may realize a profit.

THE CONVERSION OF THE DEBENTURES MAY RESULT IN SUBSTANTIAL DILUTION TO THE HOLDERS OF COMMON STOCK SINCE THE DEBENTURE HOLDERS MAY ULTIMATELY CONVERT AND SELL THE FULL AMOUNT ISSUABLE ON CONVERSION.

      The holders of common stock will experience substantial dilution as the debenture holders convert and sell the common stock. Because the conversion price of the 5% debentures is substantially below the market value of the common stock, we expect the 5% debenture holder to ultimately convert the entire principal amount and sell the common stock. Assuming a conversion price of $.20 per share, we would have to issue up to 1,000,000 shares of common stock if all of the outstanding 5% debentures with a principal amount of $200,000 are converted, which would represent about 7.4% of our outstanding common stock if conversion took effect today. In addition, we have other debentures outstanding with the principal amount of $1,000,000 which can be converted at $.40 per share into 2,500,000 shares of common stock, which would represented about 16.7% of our outstanding common stock if conversion took effect today. The issuance of shares of common stock upon the conversion of debentures will have a dilutive impact on our common stock holders. As a result, our income per share could be materially and adversely affected.

WE DO NOT KNOW THE PRECISE NUMBER OF COMMON STOCK SHARES ISSUABLE UPON CONVERSION OF THE 5% DEBENTURES BECAUSE THE CONVERSION PRICE IS LINKED TO THE FUTURE MARKET PRICE OF THE COMMON STOCK.

      The conversion of the 5% debentures is linked to a percentage discount to the market price of our common stock at the time of conversion. Until conversion occurs, we do not know the precise maximum number of common stock shares that may be issued. The conversion is set at the lower of 80% of the market price of our common stock at the time of conversion or $.55. Accordingly, the conversion rate of the 5% debentures changes with the market price of the common stock. Therefore, the lower the price of our common stock at the time of conversion, the 5% debentures are convertible into more shares of common stock, which will further dilute holders of common stock and cause the common stock price to decline further.

PENNY STOCK REGULATION.

      Because the trading price of our common stock is less than $5.00 per share, trading in the common stock is subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

      SEC regulations also require additional disclosure in connection with any trades involving a stock defined as a "penny stock". Generally, a penny stock is a stock with a market price of less than $5.00 per share. SEC regulations requires the delivery of a disclosure schedule explaining the penny stock market and its associated risks before any penny stock transaction. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities.

YEAR 2000 ISSUES MAY AFFECT US.

      To date, we have not encountered any Year 2000 problems which have adversely affected our business or operations. We believe that Year 2000 issues would not materially impact our business operations as presently conducted. We have conducted a review of our computer programs and have reason to believe that there are no significant Year 2000 issues within our internal systems or services. We did not incur any significant expense in ensuring that our internal systems are Year 2000 compliant. We believe a reasonable worst case Year 2000 scenario for our internal operations would be that we may need to purchase new software programs for word processing and accounting, which costs are not expected to exceed $500.

      We utilize and rely upon the services of third parties to conduct our operations. We have made written inquires of all key third parties that we utilize, including third party manufacturers and distributors of our products, as to their Year 2000 compliance status. We requested that such third parties provide to us a written response no later than November 30, 1999. The vast majority of such third parties did not respond to our request. Although we have completed an investigation of our internal Year 2000 compliance status, because of the failure of third parties to cooperate with our Year 2000 investigation, we did not consider our Year 2000 investigation to be complete. Although the failure of third parties' software applications or internal systems, none of which we control, to be Year 2000 compliant upon January 1, 2000 could have a material adverse affect on our business, financial condition and results of operations, we do not believe that Year 2000 issues will have materially adverse affects on our business operations. We envisioned that a reasonable worst case scenario for third party operations would be the inability to print and send purchase orders by electronic means, in which event, purchase orders can be transmitted by telephone.

                               MATERIAL CHANGES

      On February 8, 2000, pursuant to a consulting agreement with Matthew Markin, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under
Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. Fifty percent of the securities vested as of March 6, 2000, and the reminder of the securities vested as of April 5, 2000. We agreed to file a registration statement on Form S-8 for the issuance or resale of the securities. Markin represented to us that he had the experience and knowledge in business and financial matters to evaluate the risks and merits of the transaction.

      On February 8, 2000, pursuant to a consulting agreement with Edward DeFudis, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under
Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. Fifty percent of the securities vested as of March 6, 2000, and the reminder of the securities vested as of April 5, 2000. We agreed to file a registration statement on Form S-8 for the issuance or resale of the securities. DeFudis represented to us that he had the experience and knowledge in business and financial matters to evaluate the risk s and merits of the transaction.

      On April 3, 2000, pursuant to an employment agreement with Jody King-Cheifetz, we agreed to issue to her options to purchase up to 304,000 shares of common stock in a transaction deemed to be exempted under Section 4(2) of the Securities Act of 1933. Options to purchase 4,000 shares of common stock at $0.15 per share vested as of April 5, 2000. Options to purchase 60,000 shares of common stock shall vest on October 1, 2000, and the remaining options shall vest in equal increments over the subsequent four years on October 1. The exercise price of first 60,000 options shall be $.15 per share. The exercise price of the remaining 240,000 options shall be equal to a 50% discount from the closing bid price of the common stock on the last trading date immediately preceding each vesting. In the event that King-Cheifetz no longer serves as an employee of Famous Fixins on a continuous basis through each vesting period, the unvested options shall terminate immediately upon the termination of her employment. All options to purchase up to 304,000 shares of common stock described above expire on April 3, 2005, or as otherwise provided in the stock option agreement or employment agreement. King-Cheifetz represented to us that she had the business, financial and investment knowledge, experience and sophistication to make a fully informed investment decision in entering the transaction.

                              USE OF PROCEEDS

      We will not receive any proceeds from the resales of the shares of common stock by the selling stockholders or from the resales of the shares of common stock upon the exercise of the warrants or options.

                             SELLING STOCKHOLDERS

      This Reoffer Prospectus relates to the resale of a total of up to 1,004,000 shares of our common stock acquired by the selling stockholders pursuant to consulting agreements and an employment agreement. All of the shares being offered by the selling stockholders were acquired by them in exchange for services pursuant to written compensation agreements for bona fide services unrelated to capital raising transactions. Each of such agreements constitutes an employee benefit plan, as defined in Rule 405 of the Securities Act. For purposes of this Reoffer Prospectus, all of the shares being registered are deemed "restricted shares" insofar as they were issued to consultants and an employee under an employee benefit plan pursuant to a Securities Act exemption prior to their inclusion in a registration statement on Form S-8, of which this Reoffer Prospectus is a part. The securities issued to the selling stockholders were issued in transactions deemed to be exempt from registration under Section 4(2) of the Securities Act of 1933.

      Each of the selling stockholders has had a material relationship with us within the past three years. Matthew Markin and Edward DeFudis have served and continue to serve as consultants to us since February 1999. Jody King-Cheifetz have served as our employee since October 1999 and holds the title, Director of Distribution.

      The table below sets forth:

            - the names of the selling stockholders;
            - the number of shares of common stock beneficially owned by each of the selling stockholders before this offering;
            - the number of shares of common stock being offered under this prospectus by each of the selling stockholders;
            - the number and percentage of shares of stock of common stock owned by each of the selling stockholder after the completion of the offering.

      The table below:

            - is based on 12,470,888 shares of common stock issued and outstanding on April 5, 2000; and
            - for each person, is adjusted to include shares of common stock that may be issuable upon the exercise of options included in this registration statement.

      The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder. Our registration does not necessarily mean that any selling stockholder will sell all or any of its shares.

                                 Number of Shares                         Number of Shares   Percent
                                 Owned Prior           Number of Shares   Owned After        Owned After
Name of Selling Stockholder      to this Offering      Being Offered      this Offering(1)   Offering(2)
-----------------------------------------------------------------------------------------------------------
Matthew Markin                   500,000               500,000            0                  0%
Edward DeFudis                   500,000               500,000            0                  0%
Jody King-Cheifetz                 4,000                 4,000            0                  0%
                               ---------             ---------            -

      TOTAL                    1,004,000             1,004,000            0
                               =========             =========            =

                             PLAN OF DISTRIBUTION

      The shares of common stock may be offered and sold from time to time by the selling stockholders at various times in transactions:

            - in the over-the-counter market;
            - to purchasers directly;
            - in ordinary brokerage transactions in which the broker solicits purchasers;
            - through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
            - block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction;
            - in connection with short sales; or
            - in any combination of one or more of these methods.

      Selling stockholders may sell their shares of common stock:

            - at market prices prevailing at the time of sale;
            - at prices related to such prevailing market prices;
            - at negotiated prices, at fixed prices; or
            - at a combination of such prices.

      Selling stockholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholder or from the purchasers of shares or from both, which compensation to a particular broker might be in excess of customary compensation.

      Selling stockholder and any dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" as this term is defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

      We may be required to file a supplemental prospectus in connection with any activities involving a seller which may be deemed to be an "underwriting." In that case, a supplement to this prospectus would contain:

            - the name or names of the underwriters;
            - whether the underwriters are acting as principals or agents;
            - the compensation to be received by an underwriter; and
            - the compensation to be received by any other broker-dealer, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

      Underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us for payments the underwriters may be required to make in connection with certain civil liabilities. These underwriters may engage in transactions with, or perform services for, us for customary compensation.

      We will pay for substantially all of the expenses incident to the offer and sale of the shares of common stock offered by the selling stockholders using this prospectus. The selling stockholders will pay applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts.

      To comply with the securities laws of certain states, the shares of common stock offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

      The offering of the shares of common stock pursuant to this prospectus will terminate on the earlier of the time when the shares of common stock:

            - have been sold by the selling stockholders pursuant to this prospectus;
            - the time when all of the shares of common stock are eligible to be sold pursuant to Rule 144(k) under the Securities Act; or
            - this prospectus is no longer effective.

                           DESCRIPTION OF OUR SECURITIES

General

      Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share. As of April 5, 2000, we had 12,470,888 shares of common stock issued and outstanding.

Common Stock

      The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors can elect all of the directors, and in such an event, the holders of the remaining shares will be unable to elect any of our directors.

      Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

Dividends

      We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the near future. After paying interest on our outstanding 5% convertible debentures in the principal amount of $200,000, we intend to retain any future earnings for use in our business. Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as the Board of Directors may deem relevant.

       The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of our preferred stock. Upon our liquidation, dissolution, or winding up, our assets that are legally available for distribution to the stockholders will be distributed equally among the holders of the shares.

       We have never paid any cash dividends on the common stock. Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as the Board of Directors may deem relevant.

5% Convertible Debentures due October 30, 2002

      We have outstanding 5% convertible debentures with a $200,000 principal amount due October 30, 2002.

      The holder of the convertible debentures are entitled to convert the debentures and the interest on the debentures into shares of common stock. The conversion price is the lower of 80% of the market price of our common stock or $0.55. However, the maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock.

      The table below assumes that we have 12,470,888 shares of common stock presently outstanding in calculating the 9.9% and the percentage of class after conversion.

      The table below illustrates how the conversion would work for the conversion of the principal amount of $200,000 debentures held by the debenture holder who already owns 810,563 shares of common stock

                                           Shares        Shares     Percentage
Principal            80% of   Applicable   Issuable at   Issuable   of Class
Debenture   Market   Market   Conversion   Conversion    at 9.9%    After
Amount      Price    Price    Price        Price         Limit      Conversion
------------------------------------------------------------------------------

$200,000    $.25     $.20     $.20         1,000,000       470,649  9.9%
$200,000    $.50     $.40     $.40           500,000       470,649  9.9%
$200,000    $.6875   $.55     $.55           363,636       363,636  9.1%
$200,000    $1.00    $.80     $.55           363,636       363,636  9.1%

      The table illustrates that if the market price of our common stock is $.6875 per share or more, the applicable conversion rate is $.55, since the conversion rate must be the lower of the 80% of the market price or $.55. If the market price is less than $.6875 per share, then the conversion price is 80% of the market price.

      The table illustrates that at the conversion price of $.20, the number of shares issued upon conversion of $200,000 debentures would not be 1,000,000 shares but 470,649 shares. This occurs because the maximum number of shares of common stock that may be received upon conversion is 9.9% of our then-outstanding common stock. However, if we had 20,000,000 shares of common stock outstanding, all 1,000,000 shares would be issued since the holder would own only 1,810,563 or 8.6% of our outstanding common stock after the conversion. Further, this limit does not prevent a selling stockholder from converting a portion of its debenture into a number of shares less than 9.9% of our common stock, then selling those shares, and then converting the remainder of the debenture.

      If the conversion price is less than $0.20 per share on any conversion date, we may redeem the debentures in their entirety in cash or common stock.

      The amount of cash to be delivered upon such redemption or conversion shall equal the closing ask price on the conversion date or the date we give notice of redemption multiplied by the number of shares of common stock that would have been issued at the conversion price upon such conversion or redemption. The interest on the convertible debentures is payable quarterly and accrues from the date of issuance on the principal amount of the convertible debentures. The convertible debentures are due October 30, 2002. At our option, we may pay the interest on the convertible debentures in cash or in registered shares of common stock.

Convertible Debentures due March 13, 2005

      We have outstanding convertible debentures with a $1,000,000 principal amount due March 13, 2005.

      The three holders of the convertible debentures are entitled to convert the debentures into shares of common stock. The conversion price is $0.40 per share. However, the maximum number of shares of common stock that may be received upon the conversion of the debentures by any one holder is 9.9% of our then-outstanding common stock.

      The table below assumes that we have 12,470,888 shares of common stock presently outstanding in calculating the 9.9% and the percentage of class after conversion.

      The table below illustrates how the conversion would work for the conversion of the principal amount of:

            - $250,000 debentures held by the holder who already owns 500,000 shares of common stock;
            - $350,000 debentures held by the holder who already owns 500,000 shares of common stock; and
            - $400,000 debentures held by the holder who does not presently own any shares of common stock.

Holder of      Shares              Number of         Shares         Percentage
Principal      Issuable at         Shares            Issuable       of Class
Debenture      Conversion          Owned Before      at 9.9%        After
Amount         Price of $0.40      Conversion        Limit          Conversion
------------------------------------------------------------------------------

$250,000         625,000           500,000             625,000      8.6%
$350,000         875,000           500,000             815,336      9.9%
$400,000       1,000,000                 0           1,000,000      7.4%

      The table illustrates that at the conversion price of $0.40, the holder of $350,000 debentures who already owns 500,000 shares of common stock would be able to convert its debentures into only 815,336 shares rather than 875,000. This occurs because the maximum number of shares of common stock that may be received upon conversion is 9.9% of our then-outstanding common stock. However, if we had 20,000,000 shares of common stock outstanding, the holder of the $350,000 debentures would be able to convert its debentures into 875,000 shares of common stock since the holder would then own 1,375,000 shares of common stock or 6.6% of our common stock after the conversion.

      Under the agreements for the convertible debentures, we were obligated to prepare and file a registration statement under the Securities Act of 1933 for shares of common stock issuable upon the conversion of the convertible debentures and the warrants within 15 days of our filing of our Form 10K-SB for the year ended December 31, 1999. If the registration statement is not timely filed with the SEC by the required filing date, the registration statement is not declared effective by the SEC within 90 days of the required filing date or five days of clearance by the SEC to request effectiveness, but in no event later than July 15, 2000, the registration statement is not maintained as effective by us for the requisite period, or the additional registration statement is not filed within thirty days or declared effective within ninety days, then we are to pay each holder of the convertible debentures and warrants, as liquidated damages, one percent of the aggregate market value of shares of common stock purchaseable or purchased from Famous Fixins and held by the holder for the first month of such default, and two percent for each month of default thereafter until such registration statement has been filed, and in the event of late effectiveness or lapsed effectiveness, one percent of the aggregate market value of shares of common stock purchaseable or purchased from Famous Fixins and held by the holder for the first month of such default and two percent for each month of default thereafter until such registration statement has been declared effective. The liquidated damages are not to exceed $50,000 per month. We have agreed with the holders that each will hold harmless the other against any losses, claims, damages or liabilities, joint or several, including all reasonable costs of defense and investigation and all reasonable attorneys' fees and expenses, to which they may become subject based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus, or based upon the omission or alleged omission to state therein a material fact, unless the misleading or omitted information was provided by the other in connection with the preparation of the registration statement or prospectus.

New York Law

      Our Certificate of Incorporation and By-laws do not contain any provisions that are designed to delay, defer or prevent a change in control of Famous Fixins. The Board of Directors is not presently aware of any takeover attempts and is not aware of any agreements that exist in the event of a change of control. The Board is Directors does not have any current plans to propose any changes to the charter documents or corporate structure that would have an anti-takeover purpose or effect.

      New York has enacted a business combination statute that is contained in Section 912 of the New York Business Corporation Law. Section 912 provides, among other things, that any person who acquires twenty percent or more of a corporation's outstanding voting stock may not engage in a wide range of business combinations with the corporation for a period of five years of the control acquisition date unless the transaction was approved by the corporation's board of directors prior to the control acquisition date.

      A business combination is defined in the New York Business Corporation Law to include:

            - mergers or consolidations of a corporation with a shareholder owning 20% of the voting stock;
            - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the market value of the corporation's assets,
            - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the aggregate market value of the corporation's outstanding stock
            - certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the corporation's earning power or net income;
            - certain transactions involving a shareholder owning 20% of the voting stock that results in that shareholder acquiring at least five percent of the market value of the corporation's outstanding stock;
            - the adoption of any plan or proposal of a shareholder owning
              20% of the voting stock for the liquidation or dissolution of the corporation;
            - certain transactions resulting in increasing the proportionate share of the voting stock of the corporation owned by a shareholder owning 20% of the voting stock; or
            - the receipt by a shareholder owning 20% of the voting stock of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation, unless the benefit is given proportionately to all shareholders.

      These restrictions do not apply under certain circumstances if the corporation's certificate of incorporation or bylaws contain a provision expressly electing not to be governed by Section 912. Our certificate of incorporation and By-laws do not contain any provision electing not to be governed by Section 912. Our Board of Directors believes that the provisions of Section 912 will help ensure that a change in control of Famous Fixins does not occur without the consent of the Board of Directors or the stockholders, or both, and will encourage any person who seeks to acquire control of Famous Fixins to do so by a negotiated transaction.

Transfer Agent

      Continental Stock & Transfer Company, New York, New York, is our transfer agent and registrar for our common stock.

Market Information

      Beginning on September 9, 1998, our common stock was quoted on the OTC Bulletin Board under the symbol "FIXN". On about November 18, 1999, our common stock was removed from quotation on the OTC Bulletin Board. On about December 20, 1999, our common stock was reinstated for quotation on the OTC Bulletin Board. The table below sets forth for the periods indicated, the high and low closing bid prices for the common stock as reported by the OTC Bulletin Board.


Fiscal Year    Quarter Ended             High             Low
-----------    -------------             ----             ---

1998           September 30, 1998        $1.75            $1.00
               December 31, 1998         $1.25            $0.25

1999           March 31, 1999            $1.625           $0.375
               June 30, 1999             $0.67            $0.350
               September 30, 1999        $0.52            $0.34
               December 31, 1999         $0.49            $0.25

2000           March 31, 2000            $0.6875          $0.1875


      The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Holders

      The approximate number of holders of record of our common stock as of March 31, 2000 was 85. We estimate that there were approximately 1,566 beneficial holders of our common stock as of that date.

                                 LEGAL MATTERS

      Our counsel, Law Offices of Dan Brecher, New York, New York, is giving us an opinion on the validity of the shares offered by this prospectus. Dan Brecher, the sole principal of the law firm, owns 93,125 shares of common stock and warrants to purchase 69,552 shares of our common stock.
He is not a selling stockholder under this prospectus.

                                    EXPERTS

      The financial statements of Famous Fixins for the year ended December 31, 1999 included in our Annual Report on Form 10-KSB, which is incorporated by reference, have been audited by Freeman & Davis LLP, independent auditors, as stated in their report, and are incorporated by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II


Item 3.  Incorporation of Documents by Reference.

      The following documents are incorporated by reference in this registration statement:

            (a) our annual report on Form 10-KSB for the fiscal year ended December 31, 1999;

            (b) our registration statement on Form 10-SB, as amended, originally filed on September 1, 1999; and

            (b)   all of our other reports filed pursuant to
                  Section 13(a) or 15(d) of the Exchange Act for the past twelve months.

      All documents filed by us, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Our counsel, Law Offices of Dan Brecher, New York, New York, is giving us an opinion on the validity of the shares offered by this prospectus. Dan Brecher, the sole principal of the law firm, owns 93,125 shares of common stock and warrants to purchase 69,552 shares of our common stock. He is not an acquiring nor a selling stockholder under this registration statement.

Item 6.  Indemnification of Directors and Officers.

      Our Certificate of Incorporation provides: the corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

      Article 7 of the New York Business Corporation Law provides the following:

            Section 721. Nonexclusivity of statutory provisions for indemnification of directors and officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

            Section 722. Authorization for indemnification of directors and officers.

               (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

               (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contenders, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

               (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

               (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

            Section 723. Payment of indemnification other than by court award.

               (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

               (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                     (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                     (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

            Section 724. Indemnification of directors and officers by a court.

               (a) Notwithstanding the failure of a corporation to provide indemnification, and despite and contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section for indemnification of directors and officers), 722 (Authorization for indemnification of directors and officers) and paragraph (a) of section 723. Application therefor may be made, in every case, either:

                   (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                   (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

               (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

               (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

            Section 725. Other provisions affecting indemnification of directors and officers.

               (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph
(c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

               (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

               (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

               (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

               (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

               (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

            Section 726. Insurance for indemnification of directors and officers.

               (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                  (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                  (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                  (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

               (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

                  (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                  (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

               (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

               (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

               (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

      Our Certificate of Incorporation further provides: personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

      Section 402(b) of the New York Business Corporation Law provides: the certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719, or (2) the liability of any director for any act or omissions prior to the adoption of a provision authorized by this paragraph.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Famous Fixins pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

      On February 8, 2000, pursuant to a consulting agreement with Matthew Markin, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under
Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. Fifty percent of the securities vested as of March 6, 2000, and the reminder of the securities vested as of April 5, 2000. We agreed to file a registration statement on Form S-8 for the issuance or resale of the securities. Markin represented to us that he had the experience and knowledge in business and financial matters to evaluate the risks and merits of the transaction.

      On February 8, 2000, pursuant to a consulting agreement with Edward DeFudis, we agreed to issue to him up to 250,000 shares of common stock and options to purchase up to 250,000 shares of common stock in exchange for business consulting services in a transaction deemed to be exempt under
Section 4(2) of the Securities Act of 1933. Options to purchase the first 125,000 shares of common stock are exercisable at $.1875 per share. Options to purchase the other 125,000 shares of common stock are exercisable at $.25 per share. Fifty percent of the securities vested as of March 6, 2000, and the reminder of the securities vested as of April 5, 2000. We agreed to file a registration statement on Form S-8 for the issuance or resale of the securities. DeFudis represented to us that he had the experience and knowledge in business and financial matters to evaluate the risk s and merits of the transaction.

      On April 3, 2000, pursuant to an employment agreement with Jody King-Cheifetz, we agreed to issue to her options to purchase up to 304,000 shares of common stock in a transaction deemed to be exempted under Section 4(2) of the Securities Act of 1933. Options to purchase 4,000 shares of common stock at $0.15 per share vested as of April 5, 2000. Options to purchase 60,000 shares of common stock shall vest on October 1, 2000, and the remaining options shall vest in equal increments over the subsequent four years on October 1. The exercise price of first 60,000 options shall be $.15 per share. The exercise price of the remaining 240,000 options shall be equal to a 50% discount from the closing bid price of the common stock on the last trading date immediately preceding each vesting. In the event that King-Cheifetz no longer serves as an employee of Famous Fixins on a continuous basis through each vesting period, the unvested options shall terminate immediately upon the termination of her employment. All options to purchase up to 304,000 shares of common stock described above expire on April 3, 2005, or as otherwise provided in the stock option agreement or employment agreement. King-Cheifetz represented to us that she had the business, financial and investment knowledge, experience and sophistication to make a fully informed investment decision in entering the transaction.

Item 8.  Exhibits.

Exhibit No.       Description of Exhibit

4                 Option Agreement with Jody King-Cheifetz
5                 Opinion on Legality of Law Offices of Dan Brecher
10.1              Consulting Agreement with Matthew Markin
10.2              Consulting Agreement with Edward DeFudis
10.3              Employment Agreement with Jody King-Cheifetz
23.1              Consent of Freeman and Davis, LLP
23.2              Consent of Law Offices of Dan Brecher (included in
                  Exhibit 5)

Item 9.  Undertakings.

      Famous Fixins hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, only to the extent required by the general rules and regulations of the SEC.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That for purposes of determining any liability under the Securities Act, each filing of Famous Fixins' annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, executive officers and controlling persons of Famous Fixins as outlined above or otherwise, Famous Fixins has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Famous Fixins of expenses incurred or paid by a director, executive officer or controlling person of Famous Fixins in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, Famous Fixins will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of April, 2000.

                                     FAMOUS FIXINS, INC.

                                     By:  /s/ Jason Bauer
                                          -------------------------------------
                                          Jason Bauer
                                          Chief Executive Officer and President


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                 TITLE                               DATE
----------                 -----                               ----

/s/ Jason Bauer            Chairman of the Board, President,   April 10, 2000
----------------------     Treasurer, Chief Executive
Jason Bauer                Officer, Principal Financial
                           Officer and Principal Accounting
                           Officer


/s/ Peter Zorich           Vice President, Secretary,          April 10, 2000
----------------------     and Director
Peter Zorich


/s/ Michael Simon          Vice President and Director         April 10, 2000
----------------------
Michael Simon
